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                                                                                                                         Exhibit 11
                                               The Allstate Corporation and Subsidiaries
                                               Computation of Earnings Per Common Share



(In millions, except for per share data)                                            Twelve Months Ended December 31,

                                                                         -------------------------------------------------------
                                                                              1998                1997                1996
                                                                         ----------------    ---------------     ---------------

Net Income                                                                        $3,294             $3,105              $2,075

                                                                         ================    ===============     ===============

Basic earnings per common share computation:


        Weighted average number of common shares (1)                               832.2              867.9               890.8

                                                                         ================    ===============     ===============

        Net income per share - basic                                               $3.96              $3.58              $ 2.33

                                                                         ================    ===============     ===============

Diluted earnings per common share computation:


        Weighted average number of common shares (1)                               832.2              867.9               890.8

        Assumed exercise of dilutive stock options                                   4.4                4.9                 5.6

                                                                         ----------------    ---------------     ---------------
           Adjusted weighted number of common shares outstanding                   836.6              872.8               896.4

                                                                         ================    ===============     ===============

        Net income per share - diluted                                             $3.94              $3.56               $2.31

                                                                         ================    ===============     ===============



(1)     Common shares held as treasury shares were 82 million, 501 million, and 17 million, at December 31, 1998, 1997 and 1996, respectively.


                                                            E-6
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